Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered this 14th day of December by and between EzFill Holdings, Inc., (the “Company,”) and Richard Dery (“Employee”) on behalf of Employee and Employee’s heirs, executors, administrators, successors, and assigns (collectively referred throughout this Agreement as “Employee”; Employee and the Company, shall collectively be referred to as the “Parties”).

1. Last Day of Employment. Employee’s last day of employment with Company is on December 9, 2022 (the “Separation Date”). As of the Separation Date, Employee: (i) resigns Employee’s position as Chief Commercial Officer (and any other role or title Employee holds or held with the Company); (ii) is no longer a Company employee; (iii) shall have no authority to act for or on behalf of the Company, and (iv) shall not represent themselves as an employee, consultant, or representative of the Company.

2. Consideration. In exchange for the promises contained in this Agreement, as consideration for signing this Agreement after the Separation Date, and complying with the terms and conditions of this Agreement and the Confidentiality Agreement (as defined below), the Company will pay Employee the total amount of Ninety Thousand Two Hundred and Thirty Four Dollars ($90,234), less lawful deductions (the “Separation Payment”). The Separation Payment will be paid in accordance with Company’s normal payment practices in equal installments through March 31, 2023. Payment of the Separation Payment will commence on the first regular Company payroll that occurs at least three business days after Employee’s execution of this agreement and the expiration of the ADEA-related 7-day ADEA revocation period and payment of the Separation Payment will continue through the pay period ending March 31, 2023. Additionally, all issued and unvested equity awards shall vest upon the expiration of the 7-day ADEA revocation period.

(a) Health Insurance; COBRA Rights. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Employee will be offered the opportunity to elect continuation coverage under the Company’s group medical plan(s) (“COBRA Coverage”). The right to continued COBRA Coverage for Employee and any of Employee’s eligible dependents will be determined in accordance with Section 4980B of the Code and the regulations thereunder as they may be amended from time to time. Provided Employee timely elects for continued group health plan coverage under COBRA, the Company will pay for Employee’s COBRA health benefits for a period of no longer than 9 months, commencing on December 1, 2022 and ending on the earlier of: (i) August 31, 2023; or (ii) the date Employee becomes eligible for coverage under another group health plan prior to August 31, 2023.

(b) No Other Entitlements. Employee acknowledges that, as of the Separation Date, Employee will no longer be entitled to any other benefits, payments, consideration or contributions from the Company, including the right to any bonuses, distributions, stock options, stock awards, profit sharing or other funds, benefits, or monies, other than those specifically provided for in this Agreement.

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(c) Tax Responsibility. Employee agrees that Employee will be exclusively responsible for the payment of any taxes owed, and not withheld, from any payment by the Company, on any amounts paid to Employee under the terms of this Agreement. The Company makes no representation as to the taxability of the amounts paid to Employee. Employee agrees to pay his portion of federal, state, or local taxes, if any, which are required to be paid with respect to this Agreement. Moreover, Employee, for Employee and Employee’s dependents, successors, assigns, heirs, executors, and administrators (and Employee’s legal representatives of every kind), agrees to indemnify and hold the Company Released Parties harmless for the amount of any taxes, penalties, or interest that may be assessed by any governmental tax authority against any of the Company Released Parties in connection with such governmental authority’s determination that the Company or any of the other Company Released Parties was required to, but failed to, withhold or report the correct amount of income or employment taxes from the payments made to Employee pursuant to Paragraph 2 of this Agreement. Employee agrees that Employee shall indemnify the Company Released Parties for the full amount of such liability within thirty (30) days after receipt of notice from the Company or any of the other Company Released Parties of the assessment of such taxes, penalties, or interest.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee’s execution of this Agreement and except for Employee’s fulfillment of the promises contained herein that pertain to Employee.

4. Default and Right to Cure. If either party claims the other has violated this Agreement, the complaining party will provide notice of default to the other party via email. Notice to the Company shall be via email to mike@ezfl.com. Notice to Employee shall be via email to Rick.Dery@comcast.net. The notice shall state the specific default alleged. The responding party shall have seven (7) calendar days, after the notice of default is received from the complaining party, in which to cure any default.

5. Non-Admission. The Parties understand and agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose of an admission by any Released Party of wrongdoing or evidence of any liability or unlawful conduct of any kind.

6. Confidentiality and Return of Property.

(a) Terms of this Agreement. Employee agrees not to disclose any information regarding the substance of this Agreement, except to Employee’s spouse, or domestic partner, tax advisor, and/or an attorney with whom Employee chooses to consult, provided that such individuals are advised of and agree to maintain the confidentiality of this information, regarding Employee’s consideration of this Agreement, or as otherwise permitted by law. Employee is responsible for ensuring that all individuals to whom Employee is permitted to disclose the terms of this Agreement keep the facts and terms of this Agreement confidential, and Employee specifically understands that a breach by Employee’s spouse, partner, counsel, or other advisor shall be deemed a breach by Employee in violation of this Agreement for which the Company may seek redress. The Company may disclose the terms and conditions of this Agreement as the Company deems necessary to its officers, employees, board of directors, members, insurers, attorneys, accountants, state and federal tax authorities, and/or as may otherwise be required by law. Employee agrees that Employee has not discussed, and agrees that except as expressly authorized by the Company, Employee will not discuss, this Agreement or the circumstances of Employee’s separation with any employee of the Company, and that Employee will take affirmative steps to avoid or be absent from any such discussion even if Employee is not an active participant in the discussion. Should Employee become aware of the possibility that the terms and/or facts of this Agreement may be disclosed as a result of subpoena or other legal compulsion, Employee shall provide notice thereof in writing to the Company’s CEO, within seven (7) calendar days, in order to provide the Company or a Company Released Party with an opportunity to prevent disclosure through a protective order or any other appropriate legal mechanism.

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(b) Return of Company Property. Employee further affirms that Employee has delivered to Company, without copying, reproducing, or maintaining an electronic or physical coy of the following “Company Property”: (i) all documents, emails, files, notes, memoranda, manuals, computer disks, computer databases, computer coding, formulae, algorithms, computer programs and/or other hard copy or electronic files within Employee’s possession, custody, or control that reflect any of the Company’s trade secrets, proprietary information, product information, sales and marketing information, analysis, coding, data, files, emails, market studies, financial information, investor information, capitalization information, pricing, pricing structure, cost of goods, price and profit margins, confidential employee data, business proposals, prospective, current or former customer or client information, product, growth or expansion information or other confidential information not known to the general public regarding Company (the foregoing is referred to as “Confidential information”); and (ii) all items or other forms of Company data, files, property and/or equipment within Employee’s possession or control including, without limitation, credit cards, key cards and electronic and computer equipment. Employee will certify Employee’s return of Company Property by executing the certificate set forth on Exhibit A. Employee represents that Employee has deleted or will delete all Confidential Information from all computer hard drives, storage device, accounts, or computer system within Employee’s possession, custody, or control and will not retain any copies. Employee shall provide the Company with all passwords to any computer, files, storage device, or account that belongs to the Company or on which Company Property, data, or information is stored or maintained. Employee further agrees to provide the Company, if so requested, with a declaration, signed under penalty of perjury, confirming such deletion of Company files or documents. Nothing in this Section 5(b) will prevent Employee from retaining any documents in Employee’s possession or control concerning Employee’s benefits and/or compensation.

7. Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

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(a) Employee hereby knowingly and voluntarily fully and forever releases and discharges the Company and each of its past, present, and future affiliates, subsidiaries, divisions, predecessors, insurers, reinsurers, investors, shareholders, board of directors and its members, partners, professional employment organizations, joint employers, successors and assigns, and each of their respective owners, members and managers, and each of their respective predecessors, successors, assigns, affiliates, subsidiaries, divisions, and portfolio companies, as well as each of its and those entities’ respective current and former owners, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official or representative capacities, and their employee benefit plans and programs (“Employment Benefit Plans”) and their administrators and fiduciaries (collectively, the “Company Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims and demands, of any nature whatsoever (“Claims”), both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Company Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, had, have, or may have including, without limitation, all alleged violations of the following, as amended:

●	Title VII of the Civil Rights Act of 1964;

●	Sections 1981 through 1988 of Title 42 of the United States Code;

●	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

●	The Age Discrimination in Employment Act (“ADEA”)

●	The Family and Medical Leave Act;

●	The Equal Pay Act;

●	The Immigration Reform and Control Act;

●	The Americans with Disabilities Act of 1990;

●	Title II of the Genetic Information Non-Discrimination Act;

●	The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);

●	The Worker Adjustment and Retraining Notification Act;

●	The Fair Credit Reporting Act;

●	The Families First Coronavirus Response Act;

●	The Occupational Safety and Health Act, as amended (“OSHA”);

●	Florida Civil Rights Act – Fla. Stat. § 760.01 et seq.;

●	Florida Whistle Blower Act – Fla. Stat. § 448.101 et seq.;

●	Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Fla. Stat. § 440.205;

●	Florida Wage Discrimination Law – Fla. Stat. § 448.07;

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●	Florida Equal Pay Law – Fla. Stat. § 725.07 and Fla. Stat. Ann. § 448.07;

●	Florida AIDS Act – Fla. Stat. § 110.1125, § 381.00 and § 760.50;

●	Florida Domestic Violence Leave Law;

●	Florida Preservation and Protection of the Right to Keep and Bear Arms in Vehicles Act;

●	Florida Discrimination on the Basis of Sickle Cell Trait Law – Fla. Stat. § 448.075 et seq.;

●	Florida OSHA – Fla. Stat. § 442.018(2);

●	Florida Wage Payment Laws;

●	Any Wage Theft Ordinance;

●	any other federal, state or local law, rule, regulation, or ordinance;

●	any public policy, contract, tort, or common law including but not limited to any claims for wrongful discharge (actual or constructive), breach of implied or express contract, harassment of any kind, vacation or sick leave pay, intentional or negligent infliction of emotional distress, defamation;

●	Any claim for attorneys’ or other fees under Fla. Stat. § 448.08; and/or

●	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b) Claims Not Released. Notwithstanding anything to the contrary in this Agreement, Employee is not waiving any rights Employee may have to: (i) benefits and/or the right to seek benefits under applicable unemployment compensation statutes; (ii) enforce this Agreement; and (iii) pursue claims which by law cannot be waived by signing this Agreement. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, Employee expressly agrees that the Agreement will nevertheless remain valid and fully enforceable as to all other claims which may be released by this Agreement.

(c) Governmental Agencies. Employee acknowledges that (i) Employee is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file a charge, testify or participate in any investigation, hearing, whistleblower proceeding of the Securities and Exchange Commission or other Company regulatory agency, the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right, and (ii) nothing in this Agreement precludes, prohibits, or otherwise limits, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies; provided, however, that Employee, to the extent permitted by applicable law, hereby disclaims and waives any right to share or participate in any monetary award or other individual benefits or remedies, resulting from the prosecution of such charge or investigation.

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(d) Collective/Class Action Waiver and Jury Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Company Released Party identified in this Agreement is a party. Further, Employee agrees that any dispute arising at any time out of the relationship between Employee and the Company or any and Company Released Party shall, to the extent not released by this Agreement, be heard exclusively in any court of competent jurisdiction in Palm Beach County, Florida by a judge without a jury (including without an advisory jury).

8. Acknowledgement and Affirmations. Employee affirms, warrants and covenants to each of the Company Released Parties that:

(a) No Wrongful Conduct. At no time prior to or contemporaneous with Employee’s execution of this Agreement has Employee knowingly engaged in any wrongful conduct against, on behalf of, or as the representative or agent of the Company or any of the other Company Released Parties. Similarly, Employee affirms that Employee has no knowledge of any other employee of the Company or any Company Released Party that has or may have a cognizable claim against the Company or such Company Released Party and Employee has no information that the Company or any Company Released Party has or have engaged in any conduct that may give rise to a cognizable claim by anyone;

(b) No Workplace Injuries. Employee has no known workplace injuries or occupational diseases and affirms Employee does not currently have any continuing claim or need for benefits for any workplace injuries;

(c) No Filing of Claims. At no time prior to Employee’s execution of this Agreement has Employee filed or caused or permitted the filing of any Claim of any kind, nature and character whatsoever, which Employee may now have or has ever had against any of the Company Released Parties that is based in whole or in part on any matter referred to in Section 8 above;

(d) Covenant Not to Sue. Employee specifically covenants not to file any claim or suit against the Company Released Parties, including but not limited to any claims under the Parties’ Employment Agreement dated April 19, 2021 (the “Employment Agreement”). The Employment Agreement shall be deemed superseded by this Agreement and have no force and effect after the date of this Agreement. Employee shall have no claim under either the Employment Agreement to any salary, benefits, allowance, bonus, stock or equity award, grant, or option, or to the fulfillment of any other promise thereunder, after the Separation Date. Employee’s only claim against the Company Released Parties, after the date of this Agreement, shall be for breach of this Agreement and any such claim shall be limited to acclaim against the Company for the monetary consideration paid to Employee under this Agreement.

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(e) Compensation. Employee affirms under penalty of perjury that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits that which are due and payable to Employee as of the date Employee signs this Agreement and that the consideration paid to Employee pursuant to this Agreement fully compensates Employee for any and all compensation owed to Employee in connection with Employee’s relationship with the Company. Employee affirms that the consideration paid to Employee under this Agreement is in addition to any possible wages or other compensation otherwise due or owed to Employee;

(f) Leave. Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws;

(g) Confidentiality Agreement. Employee has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies, the Confidentiality Agreement, and/or common law. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit against the Company for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

(h) No Retaliation. Employee has not been retaliated against for reporting or objecting to any allegations of wrongdoing by any Company Released Party including, without limitation, the Company and its managers, officers, directors, employees and agents, including any allegations of corporate fraud;

(i) No discrimination. Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; and

(j) No Undue Influence. Employee affirms that there was no undue influence, overreaching, collusion or intimidation in reaching this Agreement.

(k) Truthful Statements. Employee and the Company acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.

(l) Resignation Not for Good Reason. Employee expressly affirms that Employee’s separation from the Company is, and shall be deemed by any court or agency as, a voluntary resignation not for Good Reason as that term is used in the Employment Agreement between Employee and the Company dated April 19, 2021 and any similar document which Employee has signed or which is otherwise applicable to Employee. Employee will not assert that Employee’s separation from the Company, under this Agreement or otherwise, was a resignation for Good Reason or a termination without cause . Employee affirms that Employee will not seek any benefit or right available under any plan or document provided to Company employees who resign for Good Reason or who are terminated without cause.

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(m) Resignation from Board. If Employee has not already resigned, by signing this Agreement, Employee formally resigns his position on the Company’s Board of Directors, effective on the date of execution. Employee agrees to provide any notice or other document requested by the Board to confirm Employee’s resignation.

(n) Material Terms. Employee acknowledges and agrees that the affirmations set forth in this Section 9 and its subparts are a material inducement for the Company to enter into this Agreement.

9. Non Disparagement; Request for Information.

(a) Non-Disparagement. Employee agrees that Employee will not defame or disparage or solicit or encourage others to criticize or otherwise disparage the Company or any of the Company Released Parties, or any of their respective officers, directors, employees, products or services.

(b) Request for Information. The Parties agree that, provided Employee or a prospective employer of Employee submits a written request for employment verification to Company’s Human Resources Department, the Company will, unless otherwise required by law, provide the dates of Employee’s employment with Company, and Employee’s job title as of the Separation Date. Employee’s failure, or the failure of anyone seeking a reference at Employee’s request or direction, to direct requests for reference in the manner set forth in this Section 10 shall relieve the Company from its duty under this Section 10.

10. ADEA Provisions Employee is advised that Employee has up to twenty-one (21) calendar days from the day Employee receives this Agreement (the “Consideration Period”) to consider this Agreement. Employee also is advised to consult with an attorney prior to signing this Agreement. Employee may revoke this Agreement, as to ADEA claims only, for a period of seven (7) calendar days following the day on which Employee signs or enters this Agreement. Any revocation within this period must be submitted, in writing, to the Company’s CEO, Mike McConnell, 2999 NE 191st Street, Aventura, FL 33180 and must state: “I hereby revoke, as to ADEA claims, my acceptance of our Separation Agreement and General Release.” The revocation must be personally delivered, or mailed and postmarked, to the Company’s CEO within seven (7) calendar days following the day Employee signs or enters this Agreement. Employee understands and agrees that 85% of the Separation Payment as well as 85 percent of the other benefits set forth in Paragraph 2(a) and (b) above are dedicated to Employee’s ADEA waiver and Employee is not entitled to such amount and such benefits if Employee revokes this Agreement as to ADEA claims. If Employee revokes this Agreement as it pertains to ADEA claims before the Company makes the monetary payments and provides the other benefits described above, Employee agrees that, in lieu of the total payment and benefit amounts set forth above, Employee forfeits 85% of the Separation Payment as well as 85 percent of the other benefits set forth in Paragraph 2(a) and (b) and Employee will only receive 15% of the Separation Payment amount as well as 15 percent of the other benefits set forth in Paragraph 2(a) and (b) above. Employee further understands and agrees that Employee’s revocation of this Agreement as it pertains to ADEA claims shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, including the release of all claims not arising under the ADEA, which terms become effective on the earlier of when this Agreement is entered or signed by Employee. Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any way the original up to twenty-one (21) calendar day consideration period. Employee understands that Employee may execute this Agreement less than 21 days from its receipt but agrees that such execution will represent Employee’s knowing waiver of the Consideration Period.

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11. Restrictive Covenants

(a) Non-Solicitation and Non-Diversion of Covered Clients, Investors and Business Partners. Except on behalf of the Company, Employee agrees that for a period of six (6) months following the Separation Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit, accept business from, or communicate with, in person or through the supervision or control of others, a Covered Client, Investor, or Business Partner for the purpose of: (i) selling or providing the Covered Client, Investor, or Business Partner a Competing Product or Service, (ii) inducing or encouraging the Covered Client, Investor, or Business Partner to end, or change to the Company’s detriment, the Covered Client, Investor, or Business Partner’s relationship with the Company; (iii) diverting the business of such Covered Client, Investor, or Business Partner to another person or entity; or (iv) obtaining referrals of clients, investors, or business partners from any Covered Client, Investor, or Business Partner for the benefit of any person or entity other than the Company. Employee understands that if Employee advises others outside the Company of the identity of a Covered Client, Investor, or Business Partner and/or if Employee advises or assists others outside the Company concerning the process of encouraging or enabling a Covered Client, Investor, or Business Partner to become affiliated or do business with a person or entity other than the Company, Employee will be considered to have improperly solicited such Covered Client, Investor, or Business Partner regardless of whether Employee directly engages in the solicitation of such Covered Client, Investor, or Business Partner.

(b) Non-Interference with Covered Financial Services Partners and Vendors. Except on behalf of the Company, Employee agrees that for a period of six (6) months following the Separation Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit or communicate with, in person or through supervision or control of others, a Covered Financial Services Partner or Vendor for the purpose of inducing or encouraging the Covered Financial Services Partner or Vendor to end, or change to the Company’s detriment, the Covered Financial Services Partner or Vendor’s relationship with the Company. Employee will not take any action, such as accepting business from or doing business with, or directing another person or entity to accept business from or do business with, such Covered Financial Services Partner or Vendor such that the Covered Financial Services Partner or Vendor’s ability to service the Company would be delayed, would become more costly, or would otherwise be negatively impacted.

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(c) Restriction Against Employee, Consultant, and Independent Contractor Solicitation and Interference. Except on behalf of the Company, Employee agrees that for a period of six (6) months following the Separation Date, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity: (i) recruit, solicit or communicate with, in person or through supervision or control of others, a Covered Employee, Consultant or Independent Contractor for the purpose of inducing or encouraging the Covered Employee, Consultant or Independent Contractor to leave the relationship of, or engagement with, the Company or to change an existing business relationship to the detriment of the Company, or (ii) hire or help another person or entity to recruit, solicit, or hire away a Covered Employee, Consultant or Independent Contractor. Employee understands that if Employee advises others outside the Company of the identity of a potential Covered Employee, Consultant or Independent Contractor to hire, solicit, or engage or if Employee advises or assists others outside the Company concerning the process of encouraging or incentivizing a Covered Employee, Consultant or Independent Contractor to become employed or engaged by a person or entity other than the Company, Employee will be considered to have improperly solicited such a Covered Employee, Consultant or Independent Contractor regardless of whether Employee directly engages in the solicitation or recruitment. Similarly, Employee will be considered to have “hired” a Covered Employee, Consultant or Independent Contractor: (y) if Employee participates in any way in the consideration of any such person for relationship or engagement, or (z) if such person becomes employed or engaged in a position in which Employee supervises such person or where Employee is within such person’s chain of command.

(d) Definitions:

“Covered Client, Investor, or Business Partner” means any actual or prospective client, investor, or business partner (including any referral source for such clients, investors, or business partners) of the Company as to whom/which: (i) Employee (or another person on Employee’s behalf or through Employee’s effort, direction, or supervision) had contact or dealings with on behalf of the Company during the Look Back Period and with whom or which the Company has a reasonable expectation of having a continued or future business, service, or professional relationship or affiliation; or (ii) Employee (or another person on Employee’s behalf or through Employee’s effort, direction or supervision) received a lead or referral on behalf of the Company and with whom or which the Company has a reasonable expectation of having a future business, service, or professional relationship; and/or (iii) about whom or which Employee had access to, or as to whom or which Employee received or made use of, the Company’s Confidential Information, during the Look Back Period. Covered Client, Investor, and Business Partner also includes the staff, administrators, representatives, agents, and employees of such persons or entities. Covered Client, Investor or Business Partner excludes those clients, investors, or business partners who became a client, investor, or business partner of the Company as a result of Employee’s independent contact and business development efforts with the client, investor, or business partner prior to and independent from Employee’s employment relationship and Employee’s engagement with the Company under this Agreement, provided, that Employee can substantiate such a relationship through written proof dated within the five (5) years preceding Employee’s initial employment relationship with the Company.

“Covered Employee, Consultant or Independent Contractor” means any employee, consultant or contractor of the Company with whom Employee had business contact or dealings during Employee’s relationship or engagement with the Company or regarding whom Employee obtained, or learned of through, the Company’s Confidential Information or learned of through Employee’s relationship or engagement with the Company, and who, at the time Employee recruit or solicit such employee, consultant or contractor, (i) is currently employed or engaged with the Company, or (ii) less than twenty-four (24) months have passed since the targeted employee, consultant or contractor has last been employed by or engaged with the Company.

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“Covered Financial Services Partner or Vendor” means any established financial services vendor or other vendor of the Company as to whom or which: (i) Employee had business-related contact or dealings with on behalf of the Company during the Look Back Period; and/or (ii) Employee had access to, or Employee received or made use of, the Company’s Confidential Information, during the Look Back Period.

“Look Back Period” means the eighteen (18) month period preceding the Separation Date.

12. No Re-Hire/No Reinstatement. Employee shall not apply for, or accept, employment or other work engagement (including, for example, as an independent contractor or temporary worker) with the Company or any Company Released Parties under any circumstances because of, among other things, irreconcilable differences with the Company. Employee agrees that, in the event he applies for employment and/or seeks work with the Company or any Company Released Parties in the future, the refusal by any Company Released Parties to hire or rehire him will not subject it to liability on any grounds. Employee irrevocably waives any rights or claims that may exist under law and under any legal theory of liability whatsoever in connection with the decision to either not hire or to terminate Employee if somehow hired.

13. Breach; Cessation of Employment. Employee understands and agrees that if Employee breaches this Agreement or any other agreement Employee has with the Company, Employee will not be entitled to any continued or further installment of Separation Payment or any other benefit under this Agreement but not yet paid (such as further COBRA payments) and shall forfeit such continued payment(s) and benefits under this Agreement. Employee further agrees to repay the Company for all Separation Payments and other benefits already received by Employee, less Five Thousand Dollars ($5,000.00), which Employee may retain as additional consideration for the promises made by Employee in this Agreement.

14. Cooperation. Employee agrees to make Employee reasonably available in a manner mutually convenient to Employee and any Company Released Parties, to provide reasonable cooperation to the Company or any Company Released parties with respect to transitioning Employee’s duties and responsibilities, and responding to any reasonable request for information from Employee’s successor or any other employee at the Company or any Company Released Parties. Employee also agrees to cooperate in the Company (or any Company Released Party’s) defense of any lawsuits, administrative proceedings, or other legal actions that arise relating to Employee’s relationship with or provision of services to, the Company, to the extent required by any Company Released Parties or its legal counsel. This includes being available for discovery or depositions. Employee understands Employee will not be separately compensated for such cooperation and that Employee further agrees this provision if a material term of this Agreement.

15. No Precedential Effect. By entering this Agreement, it is not the intention of the Company, by this Agreement, to establish any policy, procedure, course of dealing or plan of general application regardless of any similarity in facts or circumstances involving another employee, on the one hand, and Employee, on the other hand.

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16. Entire Agreement. This Agreement sets forth the entire agreement between Employee and Company, and fully supersedes any prior agreements, understandings or obligations between Employee and the Company Released Parties pertaining to the subjects addressed herein (including superseding Employee’s Employment Agreement dated April 19, 2021), with the exception of any confidentiality provisions or post-employment restrictive covenants, which shall remain in full force and effect to the fullest extent otherwise consistent with this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, agreements or offers of any kind made to Employee in connection with Employee’s decision to enter this Agreement, except for those set forth in this Agreement.

17. Governing Law and Interpretation. This Agreement is governed and interpreted in accordance with the laws of the State of Florida, without regard to the state’s conflicts of laws provision. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Employee expressly consents that any action or proceeding relating to this Agreement will be brought exclusively in the State or Federal courts located in Miami Dade County, Florida. Employee expressly waives the right to bring any such action or proceeding in any other jurisdiction, or to have any such action or proceeding heard before a jury or an advisory jury. If the general release in Section 8 is found to be unenforceable as drafted, Employee agrees to sign a valid replacement release as broad as a court will permit.

18. Enforcement. In the event any action is commenced to enforce the Agreement or for a proven breach of this Agreement, any Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. In any action to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs up through any appeals.

19. Headings. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

20. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

21. Ownership of Claims. Employee represents and warrants that Employee is the sole and lawful owner of all rights, title and interest in and to all of Employee’s released claims as defined herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in these released claims. Employee expressly agrees that Employee shall not assign any of Employee’s rights or duties under this Agreement without the express written consent of the Company.

22. Expiration of Offer and Effective Date of Agreement. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not returned to Company a manually or electronically signed original of this Agreement on or before the conclusion of the 21-day ADEA Consideration Period set forth above. This Agreement becomes effective after Employee has signed an original of this Agreement or has signed a counterpart of this Agreement.

23. Counterparts and Electronic Signature. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail, or which is made electronically if such electronic signature produces and audit trail (such as through Adobe Sign, Rightsignature or DocuSign), will have the same effect as an original or manual signature.

24. Third Party Beneficiaries. All Company Released Parties are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement and they shall be entitled to enforce this Agreement as against Employee or any party acting on Employee’s behalf.

25. Voluntary and Knowing Assent. The Parties certify that they have fully read, negotiated, and completely understand the provisions of this Agreement, that each Party has been advised by the other to consult with an attorney before signing the Agreement, and that each Party is signing freely and voluntarily, and without duress, coercion, or undue influence. The Parties each acknowledge that they/it are entering into this Agreement freely and voluntarily and with complete understanding of all the rights they/it are waiving in this Agreement and of the irrevocable nature of same. The Parties acknowledge that they have consulted with counsel of their own choosing before executing this Agreement.

[Signature page follows]

12

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the last signature affixed below.

READ CAREFULLY BEFORE SIGNING

I have read this Agreement and have had adequate opportunity for review prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Company Released Parties, except as may be expressly set forth herein.

Employee Signature

Print Name

Date:

EzFill Holdings, Inc.

Print Name:

Title:

Date:

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Exhibit A

EzFill Holdings, Inc. Termination Certification

In connection with the Separation Agreement between me and the Company, I hereby certify under penalty of perjury that I do not have in my possession, nor have I failed to return, any Company Property or Confidential Information.

I further agree that, in compliance with the Confidentiality Agreement, I have and shall continue to preserve as confidential, all Confidential Information of the Company.

Date:

Employee’s Signature

Type/Print Employee’s Name